EXHIBIT 16.1

 May 20, 2014

To the Office of the Chief Accountant

U.S. Securities and Exchange Commission (SEC)

Dear Officer:

We hereby notify SEC that we have resigned as Independent Auditors of Greenestone Healthcare Corporation (Commission file number: 000-15078) with effect from May 20, 2014.

In accordance with Section 10A of the Securities Exchange Act of 1934, we confirm that there are no circumstances connected with our ceasing to hold office which we consider should be brought to the attention of SEC.

Yours very truly,

JARVIS RYAN ASSOCIATES

Peter R. Jarvis, CPA, CA